News Release

Hilb Rogal & Hobbs Company	Media Contact: Liz Cougot
4951 Lake Brook Drive	Phone: (804) 747-3120
Glen Allen, Virginia 23060-9272	Investor Relations Contact: Carolyn Jones
Phone: (804) 747-3108

FOR IMMEDIATE RELEASE

August 31, 2005

HILB ROGAL & HOBBS COMPANY AND CONNECTICUT

REGULATORS REACH AGREEMENT

Company Seeks to Set New Industry Standard for Compliance and Disclosure

RICHMOND, Va. – Hilb Rogal & Hobbs Company (NYSE:HRH), the nation’s eighth largest insurance and risk management intermediary, announced that it has reached an agreement with the Connecticut State Attorney General’s office surrounding industry issues relating to agent and broker compensation. The company believes the terms of the agreement set a new standard for compliance and disclosure, while maintaining HRH’s agency compensation model, including contingent commissions.

“I firmly believe that this agreement serves the best long-term interests of our associates, clients and shareholders,” said HRH Chairman and CEO, Martin L. Vaughan, III. “I also believe this agreement should become the new industry standard by recognizing the distinction between fee-based brokerage business, where we typically get paid by the client and traditional agency business, where we’re normally paid by the underwriter in the form of commissions, while allowing us to maintain our existing agency compensation model, including contingent commissions.”

Key provisions under the terms of the agreement include:

•	Establishing a national fund of $30 million to be distributed among HRH’s U.S. clients who elect to participate in the fund. No portion of the fund represents a fine or penalty

•	Enhancing disclosure practices for brokerage clients

•	Enhancing disclosure practices for agency clients

•	Establishing a business practices committee of the company’s board of directors

•	Retaining the firm’s ability to collect contingent commissions on traditional agency business

•	The elimination of contingent commissions on its brokerage business (a reform previously instituted by HRH effective 1/1/05)

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HILB ROGAL & HOBBS COMPANY AND CONNECTICUT

REGULATORS REACH AGREEMENT

“The agreement serves as a standard for compliance and disclosure and will help us better serve our clients in the future,” said Vaughan. “We appreciate the commitment of the Connecticut State Attorney General’s office to work cooperatively through this process to address questions about our business and industry practices.”

A complete copy of the text of the agreement is available for review under the Investor Relations tab on the company’s website at www.hrh.com. The agreement also may be accessed directly through the following link: http://www.hrh.com/docs/ctagreement.pdf. The company intends to file a Form 8-K with the Securities and Exchange Commission and include a copy of the agreement as an exhibit to the filing.

In conjunction with executing the agreement, the company has entered into a Stipulation and Consent Order with the Insurance Commissioner of the State of Connecticut to resolve all issues relating to the Commissioner’s investigation into the placement or attempted placement of professional liability insurance in Connecticut for two clients and one prospective client. Pursuant to the Stipulation and Consent Order, the company will pay an administrative fine of $250,000 to the Insurance Department of the State of Connecticut and submit quarterly reports to the Commissioner detailing insurance activities of the Company’s Connecticut subsidiary.

The company expects to record a third quarter pretax charge of $40 to $50 million, representing the company’s best estimate at this time of the amount to resolve currently pending regulatory matters, including the related legal and administrative costs. The foregoing amount does not include legal or other costs related to private litigation against the company.

The company has scheduled an investment community teleconference for 2:00 PM ET today to review the agreement and its financial implications for the company business. Teleconference attendees may access the call by dialing 800-619-6754 and entering pass code 0805. The teleconference will also be accessible via webcast through www.hrh.com.

Hilb Rogal & Hobbs Company is the eighth largest insurance and risk management intermediary in the U.S. and 10th largest in the world. From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits and many other areas of specialized exposure. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH may be found on the internet at www.hrh.com.

Forward-Looking Statements

The company cautions readers that the statements about the company’s future operations and business prospects, including without limitation the impact of legal and regulatory matters on the company’s future financial condition or results of operations, are forward-looking statements and

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HILB ROGAL & HOBBS COMPANY AND CONNECTICUT

REGULATORS REACH AGREEMENT

are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Risk factors and uncertainties that might cause such a difference include, but are not limited to, the following: the company’s commission revenues are highly dependent on premium rates charged by insurance underwriters, which are subject to fluctuation based on the prevailing economic conditions and competitive factors that affect insurance underwriters; the level of contingent commissions is difficult to predict and any material decrease in the company’s collection of them is likely to have an adverse impact on operating results; the company has eliminated override commissions effective for business written on or after January 1, 2005, and it is uncertain whether additional contingent commissions payable to the company will offset the loss of such revenues; the company’s growth has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to the company; the company’s failure to integrate an acquired insurance agency efficiently may have an adverse effect on the company; the general level of economic activity can have a substantial impact on revenues that is difficult to predict; a strong economic period may not necessarily result in higher revenues if the volume of insurance business brought about by favorable economic conditions is offset by premium rates that have declined in response to increased competitive conditions; if the company is unable to respond in a timely and cost-effective manner to rapid technological change in the insurance intermediary industry, there may be a resulting adverse effect on business and operating results; the business practices and broker compensation arrangements of the company and the insurance intermediary industry are subject to uncertainty due to investigations by various governmental authorities and related private litigation; and quarterly and annual variations in the company’s commissions and fees that result from the timing of policy renewals and the net effect of new and lost business production may have unexpected impacts on the company’s results of operations. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other reports from time to time filed with or furnished to the Securities and Exchange Commission.

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